Exhibit 10.6

GRANT AGREEMENT

THIS GRANT AGREEMENT (as it may be amended, this “Agreement”) is effective as of the 1st day of October, 2020 (“Effective Date”), by and between the MARYLAND STEM CELL RESEARCH COMMISSION (“Commission”), acting by and through the MARYLAND TECHNOLOGY DEVELOPMENT CORPORATION (“TEDCO” or the “Grantor”), a body politic and corporate and a public instrumentality of the State of Maryland (“State”) and LONGEVERON, LLC, a Delaware limited liability company (“Grantee”).

RECITALS

A. The Grantor administers for the Commission the Maryland Stem Cell Research Fund (“Fund”) to promote State-funded stem cell research and cures through financial assistance to public and private entities within the State.

B. The Commission has agreed to make a Grant to the Grantee in a total amount not to exceed Six Hundred Fifty Thousand and 00/100 Dollars ($650,000.00) (the “Grant”), which Grantor will disburse to the Grantee pursuant to this Agreement.

C. The Grant will be used by the Grantee solely to finance the costs to conduct the research project entitled “The RECOVER Trial: Longeveron Mesenchymal Stem Cells (LMSCs) for ARDS due to COVID-19 and Flu” (“Project”) and described in the Grantee’s application to the Fund (“Application”) which the Commission has approved and is attached hereto and, to the extent that it is consistent herewith, incorporated herein as Exhibit A.

D. The Grantee, Commission and Grantor agree that the Grantee shall expend best scientific efforts to accomplish the aims described in the Application and approved by the Commission.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

All accounting terms not specifically defined herein shall have the meanings determined by generally accepted accounting principles, consistently applied. All terms previously defined are incorporated in this Agreement by reference. Capitalized terms not previously defined hereinabove and used in this Agreement have the meanings defined below:

“Completion Date” means no later than two (2) years after the Effective Date, unless the parties agree to a different date in writing, in accordance with Section 7.06 below.

“Data” means recorded information of any kind, regardless of the form or method of recording, that is owned by the Grantee and collected, developed, or acquired by the Grantee in the performance of the Project.

“Default” means any default under Section 6.01 of this Agreement.

“Eligible Project Costs” means those costs incurred for the Project in accordance with the Project Budget approved by the Grantor and included in the Application.

“(E)SCRO” means an Embryonic Stem Cell Research Oversight Committee, Institutional Stem Cell Research Oversight Committee, or Stem Cell Research Oversight Committee providing review, oversight, and approval of the scientific and ethical issues related to the procurement, derivation, and research use of human embryonic stem cell lines. The (E)SCRO should have its own established written policies or adhere to the guidelines issued by the National Academy of Sciences or the International Society for Stem Cell Research.

“(E)SCRO Approval” means the determination of either the Grantee’s (E)SCRO or an independent (E)SCRO that the Project has been reviewed and may be conducted within the constraints set forth by the (E)SCRO and any other institutional or federal requirements.

“Expenses” means all costs and expenses incurred by the Grantor (whether before or after a Default) in connection with, or in exercising or enforcing any rights, powers and remedies provided in, any of the Grant Documents.

“Grant Documents” means all documents executed and delivered in connection with or as a precondition of the Grant and the Obligations, including this Agreement, Exhibit A to this Agreement, any amendments to this Agreement executed in accordance with Section 7.06 below, and any documents that the Grantee is required to provide to the Grantor in accordance with this Agreement, including by way of illustration, documents evidencing approvals of the IRB and/or IACUC and any other document evidencing or satisfying a precondition of the Grant, as any of them may be amended.

“Governmental Authority” means the United States, the State, or any of their political subdivisions, agencies, or instrumentalities, including any local authority having jurisdiction over either party; provided, however, that notwithstanding any other provision of this Agreement, Governmental Authority shall not include Grantor.

“IACUC” means an institutional animal care and use committee established in accordance with and for the purposes expressed in 9CFR2 Subpart C (U.S. Department of Agriculture Policy for Care and Use of Animals).

“IACUC Approval” means the determination of the Grantee’s IACUC that the Project has been reviewed and may be conducted within the constraints set forth by the IACUC and any other institutional or federal requirements.

“Invention” means any discovery or invention that is or may be patentable or otherwise protected under Title 35 U.S.C., or any novel variety of plant that is or may be patentable under the Plant Variety Act (Title 15 U.S.C., Section 3703(9)), that is conceived or first actually reduced to practice in the performance of the Project.

“IRB” means an institutional review board established in accordance with and for the purposes expressed in 45CFR46 Subpart A (U.S. Department of Health & Human Services Policy for Protection of Human Research Subjects).

“IRB Approval” means the determination of the Grantee’s IRB that the Project has been reviewed and may be conducted within the constraints set forth by the IRB and any other institutional or federal requirements.

“Laws” means any current or future federal, state and local laws, statutes, rules, ordinances, regulations, codes, decisions, interpretations, orders, or decrees of any court or other Governmental Authority having jurisdiction that are pertinent to the performance of the Project or that affect either party’s responsibilities or rights under this Agreement.

“Obligations” means all duties of payment, performance, or completion owed by the Grantee to the Grantor as specified under the Grant Documents and by law, including but not limited to the obligation to strictly observe and perform all of the provisions of the Grant Documents, time being of the essence.

“Principal Investigator” means Dr. Anthony Oliva. The identity of the Principal Investigator shall not be changed without the advance written consent of the Grantor.

“Project Budget” means the expected costs to perform the Project as included in Exhibit A and approved by the Grantor

“Project IP” means all Inventions, Data, copyrightable works, source code, other intellectual property and related information and know-how conceived, first actually reduced to practice, developed or created, collected or acquired in the course of and arising out of performance of the Project.

ARTICLE II
TERMS OF THE GRANT AND DISBURSEMENT

Section 2.01. The Grant.

Subject to the further terms and conditions hereof and of any other Grant Documents, and to the availability of funds for this purpose as determined by Grantor in its sole discretion, the Grantor agrees to extend the Grant to the Grantee.

Section 2.02. Disbursements.

(a) In General. Subject to the continued compliance by the Grantee with all of the terms of all of the Grant Documents, the continued satisfaction of all conditions precedent to disbursing Grant proceeds under this Agreement, the satisfactory review of any reports due pursuant to Section 3.02(j), and the continued non-existence of a Default or any event, circumstance, act or omission which with the giving of notice, the passage of time, or both, would constitute a Default, the Grantor shall tender to the Grantee: (i) a um not to exceed $325,000.00 as soon as is practicable following the execution of this Agreement (the “Initial Payment”); and (ii) a sum equal to $325,000.00 on or about one year after the date of the Initial Payment.

(b) Disbursements to the Grantee. All disbursements shall be made directly to the Grantee by check or wire transfer payable and sent to the Grantee.

(c) Conditions for All Disbursements. The obligation of the Grantor to make any disbursement of the Grant is subject to the satisfaction of the following conditions as of the date the disbursement is made:

(i) No representation or warranty of the Grantee contained in this Agreement shall be or have become materially incorrect or inaccurate.

(ii) There shall be no breach, default, or event of default (including a Default) under the terms of any of the Grant Documents, and no event, circumstance, act, or omission shall exist which with the giving of notice, the passage of time, or both, would constitute breach, default, or event of default (including a Default) under any of the Grant Documents.

(iii) In the event that the terms of any IRB Approval, or IACUC Approval for the Project, or any determination that the Project is exempt from the need for IRB Approval or IACUC Approval, require any subsequent review, exemption or approval, the Grantor shall receive evidence, in form and substance acceptable to the Grantor and its counsel, that the Grantee has obtained any such review, exemption and/or approval.

(iv) Grantee shall provide certification of its 1:1 matching investment of cash or approved in-kind goods or services (“Grantee’s Match”). The Grantee shall submit such additional documentation of any Grantee’s Match as Grantor may require.

(v) Grantor’s continued authorization from the State to administer the Fund on behalf of the State.

(d) Availability of Funds. Disbursements of Grant proceeds are subject to the continuing availability of funds for such purpose, and compliance with all applicable Laws.

(e) Upon each disbursement, the Grantee shall be deemed to have issued each of the representations and warranties contained in Section 3.01 of this Agreement.

(f) In no event shall the Grantor be obligated to make any disbursement under this Agreement if a Default has occurred, if the disbursement would cause the amount disbursed in that year to exceed the annual limit set forth in subsection (a) above, or if the disbursement would cause the total amount disbursed to exceed the amount of the Grant.

Section 2.03. Conditions Precedent to Initial Disbursement.

(a) Before disbursing any Grant proceeds, and in any event on or before six (6) months after the Effective Date, the Grantor shall receive evidence, in form and substance acceptable to the Grantor and its counsel, that the Grantee has obtained IRB Approval for the Project or a determination that the Project is exempt from the need for IRB Approval.

(b) Before disbursing any Grant proceeds, the Grantor shall receive evidence, in form and substance acceptable to the Grantor and its counsel, that the Grantee has obtained any required IACUC Approval for the Project.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 3.01. Representations and Warranties of the Grantee.

The Grantee represents and warrants as follows:

(a) Organization. The Grantee is a Delaware limited liability company.

(b) Due Authorization. The Grantee has the full power and authority to enter into this Agreement and consummate the transaction contemplated by the Grant Documents, to accept the Grant as contemplated hereby, to execute and deliver all of the Grant Documents to which it is a party, and to comply with the terms set forth in all of the Grant Documents, all of which have been duly authorized by any and all necessary action of the Grantee. No approval of any other person or public authority or regulatory body is required as a condition to the validity of any of the Grant Documents, or, if required, the approval has been obtained.

(c) Validity of Grant Documents. All of the Grant Documents have been properly executed and will:

(i) Not violate any Laws;

(ii) Not violate any provision, or result in a breach, of any document or agreement binding on the Grantee or affecting its property; and

(iii) Constitute the valid and legally binding obligations of the Grantee, fully enforceable against the Grantee, in accordance with their terms.

(d) Legal Actions. There is no: (1) claim pending or, to the best of the Grantee’s knowledge threatened, in any court or before any governmental agency; or (2) investigation by or before any Governmental Authority, that:

(i) Questions the validity or enforceability of any of the Grant Documents, or any action taken, or to be taken, under any of them;

(ii) Is likely to result in any material adverse change in the authority, properties, assets, liabilities, or conditions (financial or otherwise) of the Grantee that would materially impair the Grantee’s ability to perform any of its obligations under all of the Grant Documents; or

(iii) Affects the Project.

(e) Grant Document Defaults. There is no event of default (including a Default) on the part of the Grantee under any of the Grant Documents, and no event has occurred or is continuing that, with notice, or the passage of time, or both, would constitute an event of default (including a Default) under any of the Grant Documents.

(f) Compliance With Laws. Upon Grantee’s knowledge, information and belief, the Grantee has complied with all Laws.

(g) State Drug Policy. The Grantee is in compliance with the State’s policy concerning drug and alcohol free workplaces, as set forth in COMAR 01.01.1989.18 and 21.11.08.

(h) Approvals. The Grantee has obtained, or expects to obtain prior to the commencement of the Project, all approvals from and reviews by all Governmental Authorities required by all Laws applicable to the Project.

(i) Project Budget. The Project Budget sets forth all of the expected costs of, and sources of funds for, the Project, and has been approved by the Grantor.

(j) Resolution. A resolution has been duly adopted as an official act of the Grantee’s governing body, authorizing the execution and delivery of all of the Grant Documents by the Grantee, and authorizing and directing the person executing the Financing Documents to do so on behalf of the Grantee.

(k) Taxes. All taxes imposed upon the Grantee and its properties have been paid prior to the date when any interest or penalty would accrue for nonpayment, except for those taxes being contested in good faith and by appropriate proceedings.

Section 3.02. Covenants of the Grantee.

The Grantee shall:

(a) Performance. Promptly perform all of its obligations in the manner provided in the Grant Documents.

(b) Use of Grant Proceeds. Use the Grant for Eligible Project Costs, as set forth in the Project Budget, and in further compliance with the following: (i) an adjustment in the use of the Grant within an existing category set forth in the Project Budget shall not require an amendment to this Agreement if the adjustment is consistent with the purpose of the Grant as set forth in Recital C above; (ii) an adjustment in the use of the Grant between existing categories set forth in the “Budget Overview” section of the Project Budget in an amount not to exceed ten percent (10%) of the category from which the Grant proceeds are to be deducted shall not require an amendment to this Agreement if the adjustment is consistent with the purpose of the Grant as set forth in Recital C above; and (iii) no other adjustments to the Project Budget shall be permitted without the advance written authorization of the Grantor.

(c) Completion. Use its best scientific efforts to cause the Project to be completed by the Completion Date;

(d) Existence. Maintain its existence in good standing in the State.

(e) Compliance With Laws. Comply with all Laws applicable to the Project.

(f) Drug and Alcohol Free Workplace. Comply with the State’s policy concerning drug and alcohol free workplaces, as set forth in COMAR 01.01.1989.18 and 21.11.08, and remain in compliance during the term of the Grant Agreement.

(g) Fair Practices. Certify that it complies with all laws prohibiting discrimination in employment or otherwise on the basis of political or religious opinion or affiliation, marital status, sexual orientation, genetic information, race, color, creed or national origin, sex, age, or the physical or mental disability of a qualified individual with a disability; and will submit to the Grantor, upon request, information relating to Grantee’s operations with regard to political or religious opinion or affiliation, marital status, sexual orientation, genetic information, physical or mental disability, race, color, creed, national origin, sex or age, on a form to be prescribed by the Grantor.

(h) Records. Keep, in accordance with generally accepted accounting principles, any books, records, and other documents as may be reasonably necessary to fully account for the amount and disposition of the Grant, the costs incurred to perform the Project, and the source of all funds expended towards the costs of the Project (“Project Records”). All Project Records shall be maintained at the offices of the Grantee and Grantee shall make Project Records available to Grantor or its duly authorized representative for inspection, copying, audit and examination during normal business hours. All Project Records shall be maintained until three years after discharge of all duties owed to Grantor or longer if required by Grantee’s document retention policies.

(i) Indemnification. Release the Grantor, Commission and Fund from, and protect, indemnify and save each of them harmless against, any claims and Expenses incurred by, or asserted against, any of them, arising in connection with the Project.

(j) Project and Financial Reports. With the cooperation of the Principal Investigator, file:

(i) Midterm Report- No later than thirty (30) days before the anniversary of the Effective Date the Grantee shall submit to TEDCO a written Midterm Report covering the research performed and the results thereof, and a financial reporting of expenditures providing personnel, budget, and other required financial information for the preceding period, and shall attend an in-person meeting at TEDCO’s offices to present a PowerPoint summary of the report. Each Midterm Report shall be accompanied by a letter requesting the continuation of Grant funding for the following year (“Funding Letter”). The format of the Midterm Report and of the Funding Letter shall be as periodically determined by TEDCO.

(ii) Final Report- Within 45 days after the end of the term of the Grant, a Final Report describing the research performed and the results thereof, and a financial reporting of expenditures providing personnel, budget, and other required financial information. In the event that any of the research proposed in the Application was not conducted, was not completed, or was materially modified, the Final Report shall include an explanation justifying such failure or modification. The Final Report shall also describe the translation potential and significance of the results of the Project. The format of the Final Report shall be as periodically determined by TEDCO.

(k) Annual Symposium Presentations. During each year of the term of the Grant and during the year immediately following the term of the Grant, upon the request of the Grantor, cause the Principal Investigator to make a presentation at an annual in- State symposium to report to the public on the progress made under the Project, including a description of the research being conducted, its translational potential and significance, and the interim or final results, as the case may be; provided, however, that such presentation shall be subject to the provisions of Article V of this Agreement, and further provided that the Grantee shall not be required to include in such a presentation any information the release of which would be premature in the light of the progress of the Project or would jeopardize intellectual property rights of the Grantee in Inventions, Data or other intellectual property.

(l) Taxes and Claims. Pay all applicable taxes, assessments and claims as they become due, except for those being contested in good faith by appropriate proceedings.

(m) Good Standing. Maintain its corporate or other existence, in good standing, in Delaware, Florida, and in each other jurisdiction where the failure to so qualify would have a material effect on the Grantee’s business or financial condition.

(n) Meeting with Award Manager. Ensure that the Principal Investigator will, upon request, meet periodically with the Award Manager appointed by TEDCO to oversee awards from the Fund.

The Grantee shall not:

(o) Equal Employment. Engage in employment practices which deny equal employment rights to persons by reason of race, color, national origin, political or religious affiliation or opinion, marital status, sex, sexual orientation, genetic information, physical or mental disability or age (except when sex, disability or age involves a bona fide job requirement).

ARTICLE IV
INTELLECTUAL PROPERTY

Section 4.01. Title to Intellectual Property. All rights and incidents of ownership in Project IP shall be determined solely in accordance with Grantee’s Policy on Intellectual Property (“IP Policy”). When Grantee is the sole owner of Project IP under Grantee’s IP Policy, Grantee shall determine, in its sole discretion, whether and to what extent to apply for patents or otherwise protect any such Project IP, and in any event shall do so at its sole cost and expense, it being expressly agreed that no portion of the Grant may be expended on any costs or fees incurred in so doing.

Section 4.02. Sharing of Project Results and Cell Lines. Notwithstanding the foregoing provisions of Section 4.01, and subject to the provisions of Article V of this Agreement, upon the reasonable written request of any other Fund grantee in good standing with the Grantor (“Other Fund Grantee”), the Grantee shall share the final results of the Project and any cell lines initially developed under this Agreement with the principal investigator of such Other Fund Grantee (“Receiving PI”), so long as the Other Fund Grantee and the Receiving PI execute Grantee’s Confidentiality and Non-disclosure Agreement and Grantor certifies to Grantee that the Other Fund Grantee is in good standing with Grantor. Grantee may charge the Other Fund Grantee only for reimbursement of actual out-of-pocket costs directly incurred in complying with this Section 4.02.

ARTICLE V
CONFIDENTIAL INFORMATION

Section 5.01. Public Communications about the Project. To the extent reasonably permitted by Title 10, Subtitle 6, of the State Government Article of the Annotated Code of Maryland Grantor shall not make any public statements or announcements concerning the details of the Project and shall not release or publicly discuss Confidential Information (as defined in Section 5.02) without the prior written consent of the Grantee.

Section 5.02. Confidential Information: Confidential Information means (a) Commercial Information, as defined in State Government Article, Title 10, subsection 617(d) of the Annotated Code of Maryland (“Maryland Public Records Act”) that is disclosed by a third party to Grantee in the course of performing the Project and (b) all Project IP that is owned by Grantee and has not been disclosed, published or disseminated by the Principal Investigator in the course of scholarly activities or released in a published patent, and that Grantee wishes to withhold from public release (x) to evaluate whether to patent or market the Project IP and pursue economic development and licensing opportunities or (y) because the Project IP is not sufficiently developed or tested such that Grantee considers, in its reasonable judgment, that release is premature and could be misinterpreted and/or hinder future Project work, and/or (z) because the release of such Project IP could undermine or jeopardize the security of Grantee’s facilities, property or endanger the integrity or safety of the Project and/or other Grantee research activities. Confidential Information may exist in written, oral, graphic, electronic, digital and any other form or format not existing or that comes into use in the future physical form. Confidential Information does not include information that is developed independently and without the benefit of Confidential Information; is lawfully obtained from a third party under no obligation of confidentiality; is or becomes publicly available through no wrongful act of the recipient; is known to the recipient prior to receiving the information from the Grantee; or was not designated as confidential by Grantee.

ARTICLE VI
DEFAULT AND REMEDIES

Section 6.01. Defaults.

The following events shall constitute a Default under this Agreement:

(a) Any Grant proceeds are used for any purpose other than Eligible Project Costs.

(b) The Grantee breaches any covenant, representation, warranty, or other provision of this Agreement, which breach is not cured within 30 calendar days from the date of receipt of written notice (as provided in Section 7.01 below) of the breach from the Grantor.

(c) The Grantee breaches any covenant, representation, warranty, or other provision in any other Grant Document, which breach continues beyond any applicable grace or cure period.

(d) Any statement made in any certificate, report or opinion (including legal opinions), financial statement, or other document furnished in connection with the Grant was incorrect in any material respect when made.

(e) The Grantee fails to comply with any requirement imposed by any Governmental Authority in connection with the Project within 30 days after written notice of the requirement is made or within any other time period set by the Governmental Authority; or if any proceeding is commenced or action taken to enforce any remedy for a violation of any requirement of a Governmental Authority in connection with the Project.

(f) The Project is not completed by the Completion Date as required by Section 3.02(c) above.

(g) A permanent or preliminary injunction, excluding an ex parte injunction, is issued by a court of competent jurisdiction that lasts for more than 90 days and prohibits the Grantee from carrying out any of its Obligations as set forth herein.

(h) Without the prior written consent of the Grantor, the Grantee is dissolved by operation of law or in any other manner.

(i) Any court of competent jurisdiction makes a final order: (i) adjudicating the Grantee a bankrupt, (ii) appointing a trustee or receiver of a substantial part of the property of the Grantee, (iii) approving a petition for, or affecting an arrangement in, bankruptcy, a reorganization pursuant to federal bankruptcy law, or any other judicial modification or alterations of the rights of the Grantor or of creditors of the Grantee, (iv) assuming custody or sequestering any substantial part of the property of the Grantee; or (v) attaching or garnishing any substantial part of the property of the Grantee; or if the Grantee (a) files such petition; (b) takes or consents to any other actions seeking any such judicial order; (c) makes an assignment for the benefit of creditors; (d) fails to pay debts generally as they become due; or (e) makes an admission in writing of inability to pay debts generally as they become due.

Section 6.02. Remedies.

(a) Upon the occurrence of any Default, the Grantor may:

(i) Require the immediate repayment of the entire disbursed amount of the Grant, and immediate payment of any Obligations, with interest from the date of default at the rate then set forth in Section 11-107(a), Courts and Judicial Proceedings Article of the Annotated Code of Maryland;

(ii) At any time proceed to protect and enforce all rights and remedies available to the Grantor under this Agreement or by Law, by any other proceedings, whether for specific performance of any agreement contained in this Agreement, damages, or other relief;

(iii) Suspend or terminate the Grantee’s authority to receive any undisbursed Grant proceeds at any time by written notice to the Grantee; and

(iv) Exercise any of its rights and remedies under any of the Grant Documents.

(b) All remedies provided for in this Agreement or by Law are cumulative and are in addition to any other rights and remedies available to the Grantor under any Law. The exercise of any right or remedy by the Grantor shall not constitute a cure or waiver of any Default, nor invalidate any act done pursuant to any notice of Default, nor prejudice the Grantor in the exercise of those rights.

(c) The failure of the Grantor to insist upon performance of any term of this Agreement shall not constitute a waiver of any term of this Agreement. No act of the Grantor shall be construed as an election to proceed under any one provision in this Agreement to the exclusion of any other provision.

(d) If the Grantor suspends or terminates this Agreement, the rights and remedies available to the Grantor shall survive the suspension or termination.

(e) In no event shall Grantee’s total liability to Grantor be greater than the actual amount of funds disbursed by Grantor to Grantee for the Project under this Agreement, plus any interest due pursuant to Subsection (a)(i) above..

ARTICLE VII
MISCELLANEOUS

Section 7.01. Notices.

(a) All communications between the parties made pursuant to this Agreement shall be in writing.

(b) All communications shall: (a) when mailed, be effective three business days after deposit in the mails; (b) when sent for next day delivery by a reputable overnight courier service, be effective one business day after dispatch; and (c) when sent by fax, be effective when faxed and receipt of the communication is confirmed by a fax receipt. Communications shall be delivered to the office of the addressee, as follows:

(i)	Communications to the Grantor shall be sent to:

Maryland Technology Development Corporation
7021 Columbia Gateway Drive, Suite 200

Columbia, Maryland 21046
Attention: Dan Gincel, Ph.D.
Fax: (410) 740-9422

With a copy to Counsel for the Grantor:
Ira Schwartz, Esq.

Office of the Attorney General
401 East Pratt Street, 5th Floor
Baltimore, Maryland 21202
Fax: (410) 333-8298

(ii)	Communications to the Grantee shall be mailed to:

Longeveron, LLC
1951 NW 7th Avenue- Suite 520
Miami, FL 33136
Attn.: Anthony A. Oliva, Ph.D.

(c) The parties may change their notice addresses by sending written notice to the other parties.

Section 7.02. Assignment/Delegation.

No benefit inuring to the Grantee under this Agreement may be assigned, and no duty imposed on the Grantee may be delegated, without the prior written consent of the Grantor.

Section 7.03. Successors Bound.

This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties and their successors and permitted assigns.

Section 7.04. Severability.

The invalidity of any part of this Agreement shall not affect the validity of the remaining provisions of this Agreement.

Section 7.05. Entire Agreement.

This Agreement, including Exhibit A and any subsequent amendments the parties may execute in accordance with Section 7.06 below, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements, representations, and negotiations between the parties concerning the Grant and the Obligations.

Section 7.06. Amendment of Agreement.

This Agreement may be amended only in writing executed by the parties.

Section 7.07. Headings.

The headings used in this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 7.08. Disclaimer of Relationships.

The Grantee acknowledges that the obligation of the Grantor and Commission is limited to making the Grant on the terms set forth in this Agreement. Nothing in this Agreement, and no act of the parties or any one or more of them, shall be deemed to create any relationship of third-party beneficiary, principal and agent, limited or general partnership, joint venture, or any other relationship between the Grantor or Commission and the Grantee.

Section 7.09. Governing Law.

This Agreement and any other Grant Documents shall be governed by the laws of the State of Maryland.

Section 7.10. Term of Agreement.

Except as otherwise provided in this Agreement, unless sooner terminated by the written consent of the parties this Agreement shall remain in full force and effect from the Effective Date until all Grantee’s obligations under the Agreement have been satisfied.

Section 7.11. Illegality.

If performance of any Obligation would require the performing party to violate the Law, then the performance shall be reduced to the level permitted by Law, and if any provision of this Agreement is determined to be illegal or invalid by a court of competent jurisdiction, then such provision only shall be void as though not set forth in this Agreement, and the remainder of this Agreement shall remain in full force and effect.

Section 7.12. WAIVER OF JURY TRIAL.

THE PARTIES HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER AND IN CONNECTION WITH THE GRANT OR ANY OF THE GRANT DOCUMENTS.

Section 7.13. Force Majeure.

Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable a party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

Section 7.14. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one document.

[Signatures on following page]

IN WITNESS WHEREOF, the Grantor and the Grantee have caused this Agreement to be executed and delivered as of the date first above written.

WITNESS:	GRANTOR

By:
Name:		Troy A. Lemaile-Stovall
Executive Director & CEO

WITNESS:	GRANTEE

/s/ Paul Lehr	By:	/s/ James Clavijo
Paul Lehr Secretary		James Clavijo Chief Financial Officer

STATE OF MARYLAND, CITY/COUNTY ________________ OF , TO WIT:

I HEREBY CERTIFY that on this ____ day of _______________, 2020, before me, a Notary Public in the State of Maryland, personally appeared Troy A. Lemaile-Stovall, who acknowledged himself to be the Executive Director & CEO of the Grantor, known or satisfactorily proven to me to be the person whose name is subscribed to this document, and acknowledged that he executed it on behalf of the Grantor as its duly authorized officer.

AS WITNESS my hand and Notarial Seal.

Notary Public

My Commission expires: ____________________

STATE OF TENNESSEE, CITY/COUNTY OF WILLIAMSON, TO WIT:

I HEREBY CERTIFY that on this 13 day of October, 2020, before me, a Notary Public in the State of Florida, personally appeared James Clavijo, who acknowledged him/herself to be the Chief Financial Officer, of the Grantee, known or satisfactorily proven to me to be the person whose name is subscribed to this document, and acknowledged that s/he executed it on behalf of the Grantee, as its duly authorized official.

AS WITNESS my hand and Notarial Seal.

/s/ Sonya Y. Windrow
Notary Public

My Commission expires: January 25, 2021

APPROVED FOR FORM &
LEGAL SUFFICIENCY:

Ira Schwartz, Esq., TEDCO General Counsel Office of the Attorney General

EXHIBIT A

(see attached)

A-1

EXHIBIT A

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.

A-2